EXHIBIT 3.2.2

Amendment to the
Restated Bylaws of Cathay General Bancorp

1.        Article VI is hereby amended and restated to read as follows:

“ARTICLE VI

SHARES OF STOCK

SECTION 1. Form of Certificate. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate in form approved by the Board of Directors signed by, or in the name of the Corporation by the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares in the Corporation registered in certificate form in the holder’s name. Any or all signatures on the certificate may be a facsimile. The corporate seal may, but need not, be placed upon the certificates representing the Corporation’s shares. In case any officer, transfer agent or registrar who has signed or countersigned, or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

SECTION 2. Transfer Agents and Registrars. The Corporation may have one or more transfer agents and one or more registrars of its shares, whose respective duties shall be defined by the Board of Directors. Unless the Board of Directors specifically directs otherwise with respect to shares represented by a particular certificate, if the Board of Directors has appointed one or more transfer agents and registrars, such certificate for shares shall be countersigned by a transfer agent and registered by a registrar.

SECTION 3. Transfers of Stock. Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue or direct the issuance of a new certificate, or evidence the issuance of uncertificated shares, to the person entitled thereto, cancel the old certificate, if any, and record the transaction upon its books. Upon the execution by the transferor and transferee of all transfer documents in such form as the Corporation shall reasonably require with respect to uncertificated shares, it shall be the duty of the Corporation to evidence the issuance of uncertificated shares to the person entitled thereto.

SECTION 4. Lost, Stolen or Destroyed Certificates. The Board of Directors may issue or direct the issuance of a new certificate or uncertificated share in place of any certificate issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new certificate or uncertificated shares.

SECTION 5. Uncertificated Shares. Subject to any conditions imposed by Delaware Law, the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be represented by uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall send to the registered owner thereof any written notice prescribed by Delaware Law.

SECTION 6. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the owner in fact to receive dividends, to vote, if entitled and for all other purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by applicable law.”